Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-190038 May 27, 2016 Barclays Bank PLC Capped GEARS

Linked to the PowerShares S&P 500® Low Volatility Portfolio due on or about August 31, 2017

Investment Description

Capped GEARS (the “Securities”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of the PowerShares S&P 500® Low Volatility Portfolio (the “Underlying”). If the Underlying Return is positive, the Issuer will repay the principal amount of the Securities at maturity plus pay a return equal to the Underlying Return times the Upside Gearing of 1.5, up to the Maximum Gain, which will be set on the Trade Date and will be between 13.00% and 15.00%. If the Underlying Return is zero, the Issuer will repay the principal amount of the Securities at maturity. However, if the Underlying Return is negative, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return. In this case, you will have full downside exposure to the Underlying from the Initial Underlying Price to the Final Underlying Price, and could lose all of your initial investment. Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose some or all of your principal. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page FWP-3 of this free writing prospectus) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities. See “Consent to U.K. Bail-in Power” in this free writing prospectus and “Risk Factors” in the accompanying prospectus addendum.

Features	Key Dates[1]

❑ Enhanced Growth Potential, Subject to Maximum Gain: At maturity, the Upside Gearing will provide leveraged exposure to any positive performance of the Underlying, up to the Maximum Gain.

❑ Full Downside Market Exposure: If the Underlying Return is negative, investors will be exposed to the full decline in the Underlying at maturity and the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a loss of principal to investors that is proportionate to the negative Underlying Return. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

	Trade Date:	June 27, 2016
	Settlement Date:	June 30, 2016
	Final Valuation Date[2]:	August 28, 2017
	Maturity Date[2]:	August 31, 2017

[1]    Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and/or Maturity Date may be changed so that the stated term of the Securities remains the same.

[2]    Subject to postponement in the event of a market disruption event as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE FWP-6 OF THIS FREE WRITING PROSPECTUS, “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT, “RISK FACTORS” BEGINNING ON PAGE PA-1 OF THE PROSPECTUS ADDENDUM AND “RISK FACTORS” BEGINNING ON PAGE IS-2 OF THE INDEX SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

BY ACQUIRING THE SECURITIES, YOU ACKNOWLEDGE, AGREE TO BE BOUND BY AND CONSENT TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER. SEE “CONSENT TO BAIL-IN POWER” ON PAGE FWP-3 OF THIS FREE WRITING PROSPECTUS.

Security Offering

We are offering Capped GEARS linked to the PowerShares S&P 500® Low Volatility Portfolio. The return on the Securities is subject to the predetermined Maximum Gain and the corresponding maximum payment at maturity per $10.00 principal amount Security. The Maximum Gain, maximum payment at maturity per $10.00 Security and Initial Underlying Price will be set on the Trade Date. The Initial Underlying Price will be the closing price of the Underlying on the Trade Date. The Securities are offered at a minimum investment of $1,000 (100 Securities).

Underlying	Maximum Gain	Maximum Payment at Maturity per Security	Upside Gearing	Initial Underlying Price	CUSIP/ ISIN
PowerShares S&P 500® Low Volatility Portfolio (SPLV)	13.00% to 15.00%	$11.30 to $11.50	1.5	$•	06740Q419 / US06740Q4192

See “Additional Information about Barclays Bank PLC and the Securities” on page FWP-2 of this free writing prospectus. The Securities will have the terms specified in the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015, the index supplement dated July 19, 2013 and this free writing prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.20	$9.80
Total	$•	$•	$•

[1]	Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is expected to be between $9.40 and $9.71 per Security. The estimated value is expected to be less than the initial issue price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page FWP-2 of this free writing prospectus.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015, the index supplement dated July 19, 2013 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Securities at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

If the terms discussed in this free writing prospectus differ from those in the prospectus, prospectus supplement, the prospectus addendum or index supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

♦	Prospectus supplement dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

♦	Prospectus addendum dated February 3, 2015: http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

♦	Index supplement dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Capped GEARS that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Securities

The range of the estimated values of the Securities referenced above may not correlate on a linear basis with the range for the Maximum Gain set forth in this free writing prospectus. We determined the size of the range for the Maximum Gain based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Securities. The final terms for the Securities will be determined on the date the Securities are initially priced for sale to the public (the “Trade Date”) based on prevailing market conditions on the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is expected to be less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately seven months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page FWP-6 of this free writing prospectus.

You may revoke your offer to purchase the Securities at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their Trade Date. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

FWP-2

Consent to U.K. Bail-in Power

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Securities, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Securities, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Securities. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Securities or receive a different security, which may be worth significantly less than the Securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Securities.

By your acquisition of the Securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority” in this free writing prospectus and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

FWP-3

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦  You can tolerate a loss of some or all of your initial investment, and you are willing to make an investment that has the full downside market risk of the Underlying.

♦  You believe the Underlying will appreciate over the term of the Securities and that any such appreciation is unlikely to exceed the Maximum Gain.

♦  You understand and accept that your potential return is limited by the Maximum Gain, and you would be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of the range specified on the cover of this free writing prospectus (the actual Maximum Gain will be set on the Trade Date).

♦  You do not seek current income from this investment, and you are willing to forgo any dividends paid on the Underlying or the component securities held by the Underlying.

♦   You are willing and able to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦  You understand and accept the risks associated with the Underlying.

♦  You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts owed to you under the Securities, including any repayment of principal.

♦  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦  You cannot tolerate the loss of some or all of your initial investment, or you are not willing to make an investment that has the full downside market risk of the Underlying.

♦  You believe the Underlying will depreciate over the term of the Securities and the Final Underlying Price is likely to be less than the Initial Underlying Price, or you believe the Underlying will appreciate over the term of the Securities by more than the Maximum Gain.

♦  You seek an investment that has unlimited return potential without a cap on appreciation, or you would be unwilling to invest in the Securities if the Maximum Gain were set equal to the bottom of the range specified on the cover of this free writing prospectus (the actual Maximum Gain will be set on the Trade Date).

♦  You seek current income from this investment, or you would prefer to receive any dividends paid on the Underlying or the component securities held by the Underlying.

♦  You are unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

♦  You do not understand or accept the risks associated with the Underlying.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦  You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities, for any payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page FWP-6 of this free writing prospectus, the “Risk Factors” beginning on page S-6 of the prospectus supplement, the “Risk Factors” beginning on page PA-1 of the prospectus addendum and the “Risk Factors” beginning on page IS-2 of the index supplement for risks related to an investment in the Securities. For more information about the Underlying, please see the section titled “PowerShares S&P 500® Low Volatility Portfolio” below.

FWP-4

Indicative Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$10 per Security
Term[2]:	Approximately 14 months
Reference Asset[3]:	PowerShares S&P 500® Low Volatility Portfolio (Bloomberg ticker symbol “SPLV”) (the “Underlying”)
Payment at Maturity (per $10 principal amount Security):

•    If the Underlying Return is positive, the Issuer will repay the principal amount plus pay a return equal to the Underlying Return multiplied by the Upside Gearing, but no more than the Maximum Gain. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + ($10 × the lesser of (a) Underlying Return × Upside Gearing and (b) the Maximum Gain)

•    If the Underlying Return is zero, the Issuer will repay the full principal amount at maturity of $10.00 per $10 principal amount Security.

•    If the Underlying Return is negative, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the decline of the Underlying from the Trade Date to the Final Valuation Date. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + ($10 × Underlying Return)

If the Underlying Return is negative, your principal is fully exposed to the decline in the Underlying, and you will lose some or all of the principal amount of the Securities at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Upside Gearing:	1.5
Maximum Gain:	13.00% to 15.00%. The actual Maximum Gain will be set on the Trade Date and will not be less than 13.00%.
Underlying Return:	Final Underlying Price – Initial Underlying Price Initial Underlying Price
Initial Underlying Price:	The closing price of the Underlying on the Trade Date
Final Underlying Price:	The closing price of the Underlying on the Final Valuation Date
Calculation Agent:	Barclays Bank PLC

Investment Timeline
Trade Date:	The Initial Underlying Price is observed and the Maximum Gain is set.

Maturity Date:

The Final Underlying Price is observed and the Underlying Return is determined on the Final Valuation Date.

If the Underlying Return is positive, the Issuer will repay the principal amount plus pay a return equal to the Underlying Return multiplied by the Upside Gearing, but no more than the Maximum Gain. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + ($10 × the lesser of (a) Underlying Return × Upside Gearing and (b) the Maximum Gain)

If the Underlying Return is zero, the Issuer will repay the full principal amount at maturity of $10.00 per $10 principal amount Security.

If the Underlying Return is negative, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the decline of the Underlying from the Trade Date to the Final Valuation Date. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + ($10 × Underlying Return)

If the Underlying Return is negative your principal is fully exposed to the decline in the Underlying, and you will lose some or all of the principal amount of the Securities at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose some or all of your principal. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities.

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and/or Maturity Date may be changed so that the stated term of the Securities remains the same. The Final Valuation Date and Maturity Date are subject to postponement in the event of a market disruption event as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

[3]	For a description of adjustments that may affect the Underlying, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

FWP-5

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index (as defined under “PowerShares S&P 500® Low Volatility Portfolio” below). Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” sections of the prospectus supplement and the prospectus addendum. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

♦	You risk losing some or all of your principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Securities at maturity. The Issuer will pay you the principal amount of your Securities only if the Final Underlying Price is greater than or equal to the Initial Underlying Price and will make such payment only at maturity. If the Final Underlying Price is less than the Initial Underlying Price, you will be exposed to the full negative Underlying Return and the Issuer will repay less than the full principal amount of the Securities at maturity, if anything, resulting in a loss of the principal amount that is proportionate to the decline of the Underlying from the Trade Date to the Final Valuation Date. Accordingly, you may lose some or all of your principal.

♦	The Upside Gearing applies only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the Underlying and the Upside Gearing and may be less than the Underlying’s return itself, even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Upside Gearing, subject to the Maximum Gain, only if you hold your Securities to maturity.

♦	Your maximum return on the Securities is limited by the Maximum Gain — If the Final Underlying Price is greater than the Initial Underlying Price, for each $10 principal amount of Securities, the Issuer will pay you at maturity $10 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation of the Underlying, which may be significant. We refer to this percentage as the Maximum Gain, which will be set on the Trade Date. Therefore, you will not benefit from any positive Underlying Return in excess of an amount that, when multiplied by the Upside Gearing, exceeds the Maximum Gain, and your return on the Securities may be less than the return on a direct investment in the Underlying or its underlying components.

♦	The probability that the Final Underlying Price will be less than the Initial Underlying Price will depend on the volatility of the Underlying — Volatility is a measure of the degree of variation in the price of the Underlying over a period of time. The greater the expected volatility at the time the terms of the Securities are set, the greater the expectation is at that time that the Final Underlying Price will be less than the Initial Underlying Price, which would result in a loss of some or all of your principal at maturity. However, the Underlying’s volatility can change significantly over the term of the Securities. The price of the Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential loss of some or all of your principal at maturity.

♦	Credit of Issuer — The Securities are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Securities, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Securities, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Securities. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Securities or receive a different security, which may be worth significantly less than the Securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Securities.

By your acquisition of the Securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities. Accordingly, your rights as a holder of the Securities are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this free writing prospectus and the risk factors in the accompanying prospectus addendum for more information.

FWP-6

♦	Owning the Securities is not the same as owning the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index — The return on your Securities may not reflect the return you would realize if you actually owned the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index would have.

♦	No interest payments — The Issuer will not make periodic interest payments on the Securities, and the return on the Securities is limited to the performance of the Underlying from the Trade Date to the Final Valuation Date.

♦	Dealer incentives — We, the Agents and affiliates of the Agents may act in various capacities with respect to the Securities. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Securities. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation as specified on the cover of this free writing prospectus to the Agents in connection with the distribution of the Securities, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	Limited liquidity — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as Calculation Agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦	Potentially inconsistent research, opinions or recommendations by Barclays, UBS Financial Services Inc. or their respective affiliates — Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying.

♦	Potential Barclays Bank PLC impact on value — Trading or transactions by Barclays Bank PLC or its affiliates in the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index may adversely affect the price of the Underlying and, therefore, the market value of the Securities.

♦	The payment at maturity on your Securities is not based on the price of the Underlying at any time other than the Final Valuation Date —The Final Underlying Price and the Underlying Return will be based solely on the closing price of the Underlying on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the price of the Underlying drops precipitously on the Final Valuation Date, the payment at maturity on your Securities that the Issuer pays you may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the Underlying at a time prior to such drop. Although the price of the Underlying on the Maturity Date or at other times during the life of your Securities may be higher than the price of the Underlying on the Final Valuation Date, you will not benefit from the price of the Underlying at any time other than the Final Valuation Date.

♦	Certain features of the Underlying will impact the value of the Securities — The performance of the Underlying will not fully replicate the performance of the Underlying Index, and the Underlying may hold securities not included in the Underlying Index. The value of the Underlying to which your Securities are linked is subject to:

♦	Management risk. This is the risk that the investment strategy for the Underlying, the implementation of which is subject to a number of constraints, may not produce the intended results.

♦	Derivatives risk. The Underlying may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Underlying’s losses, and, as a consequence, the losses of your Securities, may be greater than if the Underlying invested only in conventional securities.

♦	The Underlying may underperform the Underlying Index — The performance of the Underlying may not replicate the performance of, and may underperform, the Underlying Index. Unlike the Underlying Index, the Underlying will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the Underlying may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index; for example, due to differences in trading hours between the Underlying and the Underlying Index or due to other circumstances. During periods of market volatility, securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of the Underlying may vary substantially from the net asset value per share of the Underlying. Because the Securities are linked to the performance of the Underlying and not the Underlying Index, the return on your Securities may be less than that of an alternative investment linked directly to the Underlying Index.

FWP-7

♦	Adjustments to the Underlying or to the Underlying Index could adversely affect the value of the Securities — The investment adviser to the Underlying seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. Pursuant to its investment strategy or otherwise, an investment adviser may add, delete or substitute the components of the Underlying. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Securities.

In addition, the publisher of the Underlying Index is responsible for calculating and maintaining the Underlying Index. The Underlying Index publisher may add, delete or substitute the securities composing that Underlying Index or make other methodological changes required by certain corporate events relating to the securities composing the Underlying Index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying Index. The Underlying Index publisher may also discontinue or suspend calculation or publication of the Underlying Index at any time. If this discontinuance or suspension occurs, following the termination of the Underlying, the Calculation Agent will have the sole discretion to substitute a successor fund that is comparable to the discontinued Underlying, or if the Calculation Agent determines that no successor fund is available, to accelerate the Maturity Date of the Securities. If the Securities are accelerated, investors will not benefit from any potential appreciation of the Underlying from the accelerated Maturity Date to the originally scheduled Maturity Date. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Securities.

For a description of the actions that may be taken by the Calculation Agent in the event that the publisher of the Underlying Index discontinues or suspends calculation of the Underlying Index or the Underlying is liquidated or otherwise terminated, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

♦	There is no assurance that strategy employed by the Underlying will be successful — The Underlying is designed to track the performance of the Underlying Index, which is designed to measure the performance of the 100 least volatile stocks over the previous year in the S&P 500® Index. There is, however, no assurance that either the Underlying or the Underlying Index will exhibit low volatility or provide higher risk-weighted returns than the S&P 500® Index or any other index or strategy. In addition, the Underlying Index is constructed pursuant to a modified market-cap-weighting methodology, in which constituents of the S&P 500® Index are weighted relative to the inverse of their corresponding volatility, with the least volatile stocks receiving the highest weights. It is possible that the stock selection and weighting methodology of the Underlying Index will adversely affect the return of the Underlying (for example, by investing in stocks that do not perform as well as other stocks with higher volatility) and, consequently, the value of the Securities.

♦	The Underlying is subject to concentration risk — The Underlying is designed to track the performance of the Underlying Index, which is designed to measure the performance of the 100 least volatile stocks over the previous year in the S&P 500® Index. Because volatility varies by industry and sector, the Underlying may be concentrated to a significant degree in securities of issuers located in a single industry or sector or a small number of industries or sectors. By concentrating its investments in an industry or sector, the Underlying may face more risks than if it were diversified broadly over numerous industries or sectors. Accordingly, the Underlying may be more adversely affected by negative economic, political or regulatory occurrences affecting its constituents and the relevant industries and sectors than a more broadly diversified stock index, such as the S&P 500® Index.

♦	Many economic and market factors will impact the value of the Securities — Structured notes, including the Securities, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Securities at issuance and their value in the secondary market. Accordingly, in addition to the price of the Underlying on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying and the component securities held by the Underlying;

♦	the time to maturity of the Securities;

♦	the market prices of, and dividend rate, on the Underlying;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Securities;

♦	a variety of economic, financial, political, regulatory and judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of Your Securities is expected to be lower than the initial issue price of your Securities — The estimated value of your Securities on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

♦	The estimated value of your Securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.

FWP-8

♦	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions that may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.

♦	The estimated value of your Securities is not a prediction of the prices at which you may sell your Securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Securities and may be lower than the estimated value of your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page FWP-2 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Securities in Various Ways and create conflicts of interest — We and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers or constituents of the underliers of the Securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities.

♦	The U.S. federal income tax consequences of an investment in the Securities are uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of the ownership and disposition of the Securities could be materially and adversely affected.

Even if the treatment of the Securities is respected, the IRS may assert that the Securities constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Securities’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities.

In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Securities (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

FWP-9

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the payment at maturity for a $10 principal amount Security on a hypothetical offering of Securities under various scenarios, with the assumptions set forth below. The hypothetical Initial Underlying Price of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Underlying Price. The actual Initial Underlying Price will be the closing price of the Underlying on the Trade Date, and the actual Final Underlying Price will be the closing price of the Underlying on the Final Valuation Date. For historical data regarding the actual closing price of the Underlying, please see the historical information set forth under the section titled “PowerShares S&P 500® Low Volatility Portfolio” below. The actual Maximum Gain will be set on the Trade Date. Numbers appearing in the examples and table below have been rounded for ease of analysis. These examples and table below do not take into account any tax consequences from investing in the Securities. We cannot predict the closing price of the Underlying on any day during the term of the Securities, including on the Final Valuation Date. You should not take these examples or the table below as an indication or assurance of the expected performance of the Securities.

Term:	Approximately 14 months
Hypothetical Initial Underlying Price:	$100.00
Hypothetical Maximum Gain:	13.00% (the bottom of the range of 13.00% to 15.00%)
Upside Gearing:	1.5

Final Underlying Price	Underlying Return[1]	Payment at Maturity	Total Return on Securities at Maturity[2]
$180.00	80.000%	$11.300	13.00%
$170.00	70.000%	$11.300	13.00%
$160.00	60.000%	$11.300	13.00%
$150.00	50.000%	$11.300	13.00%
$140.00	40.000%	$11.300	13.00%
$130.00	30.000%	$11.300	13.00%
$120.00	20.000%	$11.300	13.00%
$110.00	10.000%	$11.300	13.00%
$108.67	8.667%	$11.300	13.00%
$105.00	5.000%	$10.750	7.50%
$102.50	2.500%	$10.375	3.75%
$101.00	1.000%	$10.150	1.50%
$100.00	0.000%	$10.000	0.00%
$95.00	-5.000%	$9.500	-5.00%
$90.00	-10.000%	$9.000	-10.00%
$80.00	-20.000%	$8.000	-20.00%
$70.00	-30.000%	$7.000	-30.00%
$60.00	-40.000%	$6.000	-40.00%
$50.00	-50.000%	$5.000	-50.00%
$40.00	-60.000%	$4.000	-60.00%
$30.00	-70.000%	$3.000	-70.00%
$20.00	-80.000%	$2.000	-80.00%
$10.00	-90.000%	$1.000	-90.00%
$0.00	-100.000%	$0.000	-100.00%
[1]	The Underlying Return excludes any cash dividend payments.
[2]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10 per Security.

Example 1 — The closing price of the Underlying increases 2.500% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $102.50, resulting in an Underlying Return of 2.500%.

Because the Underlying Return of 2.500% is positive and such Underlying Return multiplied by the Upside Gearing of 1.5 is less than the Maximum Gain of 13.00%, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + ($10 × the lesser of (a) Underlying Return × Upside Gearing and (b) the Maximum Gain)

$10 + ($10 × 2.500% × 1.5) = $10 + $0.375 = $10.375

The payment at maturity of $10.375 per $10 principal amount Security represents a total return on the Securities of 3.75%.

FWP-10

Example 2 — The closing price of the Underlying increases 20.00% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $120.00, resulting in an Underlying Return of 20.000%.

Because the Underlying Return of 20.000% is positive and such Underlying Return multiplied by the Upside Gearing of 1.5 is greater than the Maximum Gain of 13.00%, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + ($10 × the lesser of (a) Underlying Return × Upside Gearing and (b) the Maximum Gain)

$10 + ($10 × 13.00%) = $10 + $1.30 = $11.300

The payment at maturity of $11.300 per $10 principal amount Security, which is the maximum payment on the Securities, represents a total return on the Securities equal to the Maximum Gain of 13.00%.

Example 3 — The closing price of the Underlying decreases 60.00% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $40.00, resulting in an Underlying Return of -60.000%.

Because the Underlying Return is negative, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + ($10 × Underlying Return)

$10 + ($10 × -60.000%) = $10 + -$6 = $4.000

The payment at maturity of $4.000 per $10 principal amount Security represents a loss on the Securities of 60.00%, which reflects the Underlying Return of -60.000%.

If the Underlying Return is negative, at maturity the Issuer will repay less than the full principal amount, if anything, resulting in a loss of principal to investors that is proportionate to the decline of the Underlying from the Trade Date to the Final Valuation Date.

FWP-11

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Securities. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Securities for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underlying. Assuming this treatment is respected, subject to the possible application of the constructive ownership rules, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the original issue price. The Securities could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Securities’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Securities described above, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not intend to treat payments on the Securities to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Securities.

FWP-12

PowerShares S&P 500® Low Volatility Portfolio

We have derived all information contained in this free writing prospectus regarding the Underlying from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the PowerShares Exchange-Traded Fund Trust II (the “PowerShares Trust”) and Invesco PowerShares Capital Management LLC (“Invesco”). The Underlying is an investment portfolio managed by Invesco, the investment adviser to the Underlying. The Underlying is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “SPLV.”

The PowerShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the Underlying. Information provided to or filed with the SEC by the PowerShares Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-138490 and 811-21977, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the PowerShares Trust, Invesco and the Underlying, please see the Underlying’s prospectus. In addition, information about the Underlying and Invesco may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Underlying’s website at https://www.invesco.com/portal/site/us/financial-professional/etfs/product-detail?productId=splv. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the Underlying’s website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Investment Objective and Strategy

The Underlying seeks investment results that generally correspond (before fees and expenses) to the price and yield of the S&P 500® Low Volatility Index (the “Underlying Index”). The Underlying Index is designed to measure the performance of the 100 least volatile stocks over the previous year in the S&P 500® Index. See “Background on the S&P 500® Low Volatility Index” below for more information about the Underlying Index.

The Underlying uses an “indexing” investment approach to seek investment results that generally correspond, before fees and expenses, to the performance of the Underlying Index. The Underlying generally will invest at least 90% of its total assets in the common stocks that compose the Underlying Index. The Underlying generally invests in all of the securities composing the Underlying Index in proportion to the weightings of the securities in the Underlying Index. However, under various circumstances, it may not be possible or practicable to purchase all of those securities in those same weightings. In those circumstances, the Underlying may purchase a subset of the securities in the Underlying Index.

There also may be instances in which Invesco may choose to (i) overweight a security in the Underlying Index, (ii) purchase securities not contained in the Underlying Index that Invesco believes are appropriate to substitute for certain securities in the Underlying Index or (iii) utilize various combinations of other available investment techniques in seeking to track the Underlying Index. The Underlying may sell securities that are represented in the Underlying Index in anticipation of their removal from the Underlying Index or purchase securities not represented in the Underlying Index in anticipation of their addition to the Underlying Index.

The Underlying’s return may not match the return of the Underlying Index for a number of reasons. For example, the Underlying incurs operating expenses not applicable to the Underlying Index, and incurs costs in buying and selling securities, especially when rebalancing the Underlying’s securities holdings to reflect changes in the composition of the Underlying Index. In addition, the performance of the Underlying and the Underlying Index may vary due to asset valuation differences and differences between the Underlying’s portfolio and the Underlying Index resulting from legal restrictions, cost or liquidity constraints.

Correlation

Invesco seeks a correlation over time of 0.95 or better between the Underlying’s performance and the performance of the Underlying Index; a figure of 1.00 would represent perfect correlation. Another means of evaluating the relationship between the returns of the Underlying and the Underlying Index is to assess the tracking error between the two. Tracking error means the variation between the Underlying’s annual return and the return of the Underlying Index, expressed in terms of standard deviation. The Underlying seeks to have a tracking error of less than 5%, measured on a monthly basis over a one-year period by taking the standard deviation of the difference in the Underlying’s returns versus the Underlying Index’s returns.

Industry Concentration Policy

The Underlying will concentrate its investments (i.e., invest 25% or more of the value of its total assets) in securities of issuers in any one industry or group of industries only to the extent that the Underlying Index reflects a concentration in that industry or group of industries. The Underlying will not otherwise concentrate its investments in securities of issuers in any one industry or group of industries.

Disclaimer

PowerShares® is a registered trademark of Invesco PowerShares Capital Management LLC (“Invesco”). The Securities are not sponsored, endorsed, sold or promoted by Invesco. Invesco makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. Invesco has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

The S&P 500® Low Volatility Index

We have derived all information contained in this free writing prospectus regarding the S&P 500® Low Volatility Index (the “Low Volatility Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC. The Underlying Index is calculated, maintained and published by S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC has no obligation to continue to publish, and may discontinue the publication of, the Underlying Index.

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The Underlying Index is reported by Bloomberg, L.P. under the ticker symbol “SP5LVI.”

The Underlying Index is designed to measure the performance of the 100 least volatile stocks in the S&P 500® Index over the previous year, as determined by S&P Dow Jones Indices LLC. To be eligible for inclusion in the Underlying Index, a stock must be a constituent of the S&P 500® Index. The methodology for inclusion in the S&P 500® Index is described under “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement

The Underlying Index is constructed pursuant to a modified market-capitalization-weighting scheme methodology, in which constituents of the S&P 500® are weighted relative to the inverse of their corresponding volatility, with the least volatile stocks receiving the highest weights. Volatility is defined as the standard deviation of the stock’s daily price returns over the prior one year of trading days. Generally, a stock must have traded on all trading days in the 12 months leading up to the rebalancing reference date to be included in the Underlying Index, but S&P Dow Jones Indices LLC may use discretion in situations where a stock was subject to a temporary trading halt during that period. Some companies may have more than one share class line in the S&P 500® Index. In the Underlying Index, each company is represented once by the primary listing, which is generally the most liquid share line.

S&P Dow Jones Indices LLC first selects the stocks to be included in the Underlying Index and then weights those constituents. S&P Dow Jones Indices LLC selects the stocks to be included in the Underlying Index by ranking in ascending order based on the inverse of volatility over the previous year the 100 least volatile constituents of the S&P 500® Index. The stocks to be included in the Underlying Index are then weighted inversely proportional to their volatility, using the following formula:

The Underlying Index is calculated using the divisor methodology used in all S&P Dow Jones Indices LLC indices. The daily calculation of the Underlying Index is computed by dividing the total market value of the Underlying Index’s component stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the Underlying Index, it is the only link to the Underlying Index’s original base level, which is 1,000 on the base date of November 16, 1990. The Index Divisor keeps the Underlying Index comparable over time and is the manipulation point for all adjustments to the Underlying Index. To prevent the Underlying Index’s level from changing due to corporate actions, all corporate actions which affect the total market value of the Underlying Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total market value, the Underlying Index’s level remains constant.

The Underlying Index is rebalanced after the close on the third Friday of each of February, May, August and November based on market data from the last trading day of January, April, July and October, respectively. The constituents’ shares are calculated using closing prices on the second Friday of the rebalancing month as the reference price.

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Historical Information

The following table sets forth the quarterly high, low and period-end closing prices for the Underlying, based on daily closing prices of the Underlying. The closing price of the Underlying on May 24, 2016 was $40.35. The actual Initial Underlying Price will be the closing price of the Underlying on the Trade Date.

We obtained the closing prices below from Bloomberg, without independent verification. Historical performance of the Underlying should not be taken as an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, and no assurance can be given as to the closing price of the Underlying during the term of the Securities, including on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment. The closing prices below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
5/5/2011*	6/30/2011	$25.45	$24.35	$25.03
7/1/2011	9/30/2011	$25.44	$22.17	$23.70
10/1/2011	12/31/2011	$26.06	$23.20	$25.93
1/1/2012	3/31/2012	$26.80	$25.66	$26.80
4/1/2012	6/30/2012	$27.58	$26.15	$27.58
7/1/2012	9/30/2012	$28.34	$27.38	$28.17
10/1/2012	12/31/2012	$28.63	$26.87	$27.68
1/1/2013	3/31/2013	$31.08	$28.19	$31.08
4/1/2013	6/30/2013	$32.53	$30.14	$31.12
7/1/2013	9/30/2013	$32.60	$30.59	$31.20
10/1/2013	12/31/2013	$33.16	$30.80	$33.16
1/1/2014	3/31/2014	$34.03	$31.60	$34.03
4/1/2014	6/30/2014	$35.59	$33.50	$35.59
7/1/2014	9/30/2014	$35.62	$33.84	$34.97
10/1/2014	12/31/2014	$38.72	$34.26	$37.96
1/1/2015	3/31/2015	$38.90	$37.03	$37.93
4/1/2015	6/30/2015	$38.28	$36.56	$36.64
7/1/2015	9/30/2015	$38.68	$34.31	$35.96
10/1/2015	12/31/2015	$39.20	$35.91	$38.57
1/1/2016	3/31/2016	$40.40	$36.18	$40.33
4/1/2016	5/24/2016**	$41.02	$39.62	$40.35

* The Underlying commenced trading on the NYSE Arca, Inc. on May 5, 2011 and therefore has limited historical performance. For this reason, available information for the second quarter of 2011 includes data for the period from May 5, 2011 through June 30, 2011. Accordingly, the “High,” “Low” and “Period End” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2011.

** Information for the second calendar quarter of 2016 includes data for the period from April 1, 2016 through May 24, 2016. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2016

The following graph sets forth the historical performance of the Underlying from May 5, 2011 through May 24, 2016, based on the daily closing prices of the Underlying.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents will agree to purchase, all of the Securities at the initial issue price less the underwriting discount indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.

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